SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: January 6, 2003



                                   AT&T CORP.
               (Exact Name of Registrant as Specified in Charter)

                                    New York

                 (State or Other Jurisdiction of Incorporation)

        1-1105                                             13-4924710

(Commission File Number)                       (IRS Employer Identification No.)


         One AT&T Way                                        07921
    Bedminster, New Jersey

(Address of Principal Executive                           (Zip Code)
          Offices)


       Registrant's telephone number, including area code: (800) 257-7865


                                 Not Applicable

          (Former Name or Former Address, If Changed Since Last Report)

A New York                      Commission File              I.R.S. Employer
Corporation                        No. 1-1105                 No.13-4924710

Form 8-K                                                              AT&T Corp.
January 6, 2003


ITEM 5.  OTHER EVENTS.

     On November 18, 2002, AT&T Corp. (AT&T) spun-off AT&T Broadband and simultaneously AT&T Broadband and Comcast Corporation merged into subsidiaries of a new company. As a result of the spin-off, AT&T will account for AT&T Broadband as a discontinued operation. In addition, on November 18, 2002, AT&T completed a one-for-five reverse stock split. AT&T is making available certain financial data of AT&T to reflect these transactions (included as Exhibit 99 to this Form 8-K).

In addition, on January 6, 2003, AT&T issued a press release announcing certain restructuring and asset impairment charges.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.


 (c) EXHIBITS

         Exhibit 99.1 - AT&T Corp. certain financial data for each quarter in the nine months ended September 30, 2002, and the year ended December 31, 2001.

         Exhibit 99.2 - AT&T Corp. Press Release dated January 6, 2003.

Form 8-K                                                        AT&T Corp.
January 6, 2003



                               SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                               AT&T CORP.




                             /s/  N. S. Cyprus
                             ----------------------------------
                             By:  N. S. Cyprus
                                  Vice President and Controller

January 6, 2003

                                                                    EXHIBIT 99.1

                                                           AT&T CORP. AND SUBSIDIARIES
                                                  SUMMARY OF SELECTED FINANCIAL DATA (UNAUDITED)
                                                  Dollars in millions (except per share amounts)


                                                           2002                                  2001                    Full Year
------------------------------------------------------------------------------------------------------------------------------------
Quarter                                          First    Second     Third       First     Second     Third    Fourth       2001
------------------------------------------------------------------------------------------------------------------------------------
Revenue                                        $ 9,548   $ 9,580    $ 9,409   $ 10,890   $ 10,602  $ 10,537  $ 10,168    $ 42,197
Operating income                                 1,634     1,592      1,415      2,451      2,265     2,313       803       7,832

INCOME FROM CONTINUING OPERATIONS
AT&T Common Stock Group:
Income (loss) from continuing
  operations available to common
  shareowners (a)                              $   446   $   603    $   525   $  1,072   $    376  $ (1,893) $   (216)   $   (661)
Earnings (loss) per share - basic                 0.63      0.83       0.68       1.41       0.51     (2.68)    (0.31)      (0.91)
Earnings (loss) per share - diluted               0.60      0.80       0.67       1.32       0.48     (2.68)    (0.31)      (0.91)


(a) Income available to common shareowners is reduced by dividend requirements of preferred stock of $181, $236, $235 and $652 for the first, second and third quarters of 2001 and the full year 2001, respectively. In addition, income is reduced by $80 for premium on exchange of AT&T Wireless tracking stock in the second quarter of 2001 and full year 2001.

                                                                    EXHIBIT 99.2


                                                             [AT&T LOGO OMITTED]
News Release
--------------------------------------------------------------------------------

             AT&T To Take Restructuring and Asset Impairment Charges

FOR RELEASE MONDAY, JANUARY 6, 2003

BEDMINSTER, N.J. -- AT&T today said it will report a pre-tax restructuring charge of approximately $240 million in the company's fourth quarter 2002 results. The charge is primarily associated with approximately 3,500 planned employee separations. Affected employees, slightly more than half of whom are in management, were notified last year that their organizations will be reduced in size; most will leave the payroll in the first half of 2003. The company said it expects the restructuring charge to have an earnings-per-share impact of approximately $0.20 in the fourth quarter of 2002.


AT&T said the employee separations are largely the result of improved processes and automation in provisioning and maintenance of services for business customers.


Also announced separately today, AT&T and Covad extended their agreement so that AT&T can offer high-speed Internet access to more of its 50 million consumer customers. Because AT&T will primarily offer services using Covad's network, AT&T will incur an asset-impairment charge of approximately $200 million, or about $0.15 per share, related to the value of AT&T's DSL network assets.


As previously indicated, AT&T will take an asset-impairment charge of approximately $1.1 billion in the fourth quarter associated with its past investment in AT&T Latin America. This charge is expected to have an earnings-per-share impact of approximately $1.40 in the fourth quarter of 2002.

                                      # # #

The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T.